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                                                                     EXHIBIT 5.1


                        [Sullivan & Cromwell Letterhead]
                                                            January 30, 1997



Bankers Trust New York Corporation,
   130 Liberty Street,
      One Bankers Trust Plaza,
         New York, New York  10006.

BT Preferred Capital Trusts I, II, III and IV
   c/o Bankers Trust New York Corporation,
      130 Liberty Street,
         One Bankers Trust Plaza,
            New York, New York  10006.

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "Act") of $580,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") of Bankers Trust New York Corporation, a New York corporation (the "Corporation"), $580,000,000 aggregate liquidation amount of Preferred Securities (the
"Preferred Securities") to be issued by BT Preferred Capital Trusts I, II, III and IV, each a statutory business trust created under the laws of the State of Delaware (each, an "Issuer Trust"), and the Guarantees related to the Preferred Securities issued by each Issuer Trust (each, a "Guarantee") to be executed and
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Bankers Trust New York Corporation                                           -2-

delivered by the Corporation for the benefit of the holders from time to time of such Preferred Securities, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion:

          (i) When the Registration Statement relating to the Junior
     Subordinated Debentures, the Preferred Securities and the Guarantees (the "Registration Statement") has become effective under the Act, the indenture relating to the Junior Subordinated Debentures (the "Junior Subordinated Indenture") has been duly executed and delivered, the terms of a series of the Junior Subordinated Debentures and of their issuance and sale have been duly established in conformity with the Junior Subordinated Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and such Junior Subordinated Debentures
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Bankers Trust New York Corporation                                           -3-



     have been duly executed and authenticated in accordance with the Junior Subordinated Indenture and issued and delivered as contemplated in the Registration Statement, such Junior Subordinated Debentures will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (ii) When the Registration Statement has become effective under the Act, the Guarantee with respect to the Preferred Securities of an Issuer Trust has been duly executed and delivered, such Preferred Securities have been duly executed in accordance with the Amended and Restated Declaration of Trust of such Issuer Trust and issued and delivered as contemplated in the Registration Statement, the terms of such Guarantee and of its issuance and delivery have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over
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Bankers Trust New York Corporation                                           -4-


     the Corporation, and the terms of the Preferred Securities of such Issuer Trust and of their issuance and delivery have been duly established in conformity with the Amended and Restated Declaration of Trust of such Issuer Trust so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Issuer Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Issuer Trust, such Guarantee will constitute a valid and legally binding obligation of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          We understand that you have received an opinion regarding the
Preferred Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Corporation
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Bankers Trust New York Corporation                                           -5-


and the Issuer Trusts. We are expressing no opinion with respect to the matters contained in such opinion.

          We have relied as to certain matters on information obtained from public officials, officers of the Corporation and the Issuer Trusts and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                         Very truly yours,


                                         /s/ Sullivan & Cromwell